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                                                              Exhibit 99
                                                              ----------
TEXTILE SERVICES   IMAGE APPAREL   INNOVATION VALUE

                                             Angelica Corporation
                                             424 South Woods Mill Road
                                             Suite 300
Angelica [Logo]                              Chesterfield, Missouri 63017 3406
                                             Tel: 314.854.3800
                                             Fax: 314.854.3890


                                                             May 17, 2002

Dear Fellow Shareholder:

Angelica is a far different company today than it was a year ago. Yes, we are measurably smaller. We also are measurably more focused on responsible revenue growth in the healthcare services industry and are measurably more profitable. Asset use efficiency has improved as well. As we all know, "one quarter does not a year make," however your management team is encouraged that we will experience excellent earnings growth for continuing operations this year based on the results of the first quarter. First quarter combined sales and revenues increased 4.6 percent over last year, and earnings of $.27 per share ($.26 fully diluted) for continuing operations represent an impressive increase of 68.8 percent over $.16 share in last year's comparable quarter.

Angelica's business segment improvements were not achieved overnight, nor were they made without discipline to grow sales, reduce costs (coordinated with a commitment to exceptional customer service), and hard work by a lot of people. Adding shareholder value over the long term has been the primary goal of your management team since my arrival in 1998. At times that goal requires reallocation of resources (financial, physical and people) to achieve value addition in the short and long term. We are currently directing such a reallocation as a result of the sale of the Manufacturing and Marketing segment.

The Textile Services segment performed exceptionally well in the quarter, with revenues rising 4.7 percent to $68,381,000 compared with $65,285,000 for the same period last year. Operating earnings reached $5,884,000, representing a 24.1 percent increase over the $4,740,000 earned in last year's first quarter. (Incidentally, this was a record earnings quarter for Textile Services.) We are pleased with the continued organic revenue growth in this segment as $4,200,000 of net new business was generated in the quarter. In addition, the segment has done a tremendous job of increasing productivity, managing linen costs and responsibly managing the business. The Textile Services management team has effectively positioned the segment for continued growth in the geographic regions it serves. As we look for opportunities to realize strategic growth initiatives, we are excited about the future of this business segment.

Life Retail Stores had a same-store sales increase of 2.5 percent in the first quarter, the first quarterly same-store sales increase in the last four quarters. Overall, sales for the first quarter increased 4.1 percent to $24,876,000 from $23,902,000 in last year's first quarter. This sales increase was accomplished with fewer stores than the same period last year, as we have closed 19 underperforming stores since last year end. Also contributing to the top-line growth was a significant increase in sales in the catalogue and e-commerce distribution channels. Earnings for the quarter were $701,000 compared to an operating loss of $61,000 in the same period last year. As healthcare employment continues to grow and consumer confidence strengthens (and with the encouraging operating results of the first quarter), we are optimistic that Life Retail will begin to add value for our shareholders.

The divestiture of most of the assets associated with Manufacturing and Marketing is now completed, with the assets split between two different buyers, Cintas Corporation and Medline Industries. We will provide transitional services to both buyers for a period of approximately six months, and we will sell or otherwise dispose of other retained assets prudently. The disposal, for the most part, is planned to be completed by the end of this fiscal year. The results of all of these actions have been and will be reported in the discontinued operations section of our financial reports.

www.angelica-corp.com


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The debt load of your Company will be reduced significantly as part of our asset reallocation efforts. Refinancing actions under way will result in a total debt level approximating $20,000,000 to $25,000,000 compared to a "high-water" level of $127,000,000 at the end of fiscal 1998. Equally important, interest rates initially will be below 4 percent compared to an average rate of 9.2 percent that we are presently incurring. We also have successfully negotiated a $70,000,000, three-year revolving line of credit, some of which will be used to repay our current debt. This will still give us ample borrowing power to continue our growth plans organically and through acquisitions.

We have received Board approval to build and equip a new textile service plant in the southwestern United States, and to acquire a small competitor to bolster our southeastern regional cluster for this business segment. In both cases, we already service these geographic regions, so the start-up costs and transitional costs will be optimized. As stated previously, we continue to focus our growth initiatives in the healthcare services industries. Approximately 90 percent of all corporate revenues are now from this sector.

The economy is certainly more friendly to us now than it was in the last nine months of the preceding fiscal year, but clearly is not as strong as it was previous to that. It is expected by many experts that the economy will continue to strengthen, and we tend to agree, but are still proceeding cautiously. Improvement in the economy should continue to help us achieve our financial goals. It would be tempting to extrapolate our first quarter results for the year and anticipate earnings from continuing operations to exceed $1.00 per share. However, we are still a bit cautious as there are nine months to go, and we are mindful of the uncertainty of our country's economic recovery. At this time, your management team expects full year earnings for continuing operations to be between $.90 and $.95 a share. Rest assured that we are striving to reach or exceed the high end of this range without compromising our long-term growth strategies.

Combining share price increases and dividends paid, shareholder value has increased handsomely so far this year. Our strategic plans and tactical action plans supporting these strategies would suggest continued shareholder value increases as the year unfolds.

Respectfully submitted,

/s/ Don W. Hubble

Don W. Hubble
Chairman, President and Chief Executive Officer







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
CONSOLIDATED STATEMENTS OF INCOME
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands, except per share amounts)

                                                                      First Quarter Ended
                                                                 ------------------------------
                                                                 April 27, 2002  April 28, 2001
                                                                 --------------  --------------
Continuing Operations:
      Textile service revenues                                         $68,381         $65,285
      Net retail sales                                                  24,876          23,902
                                                                 --------------  --------------
                                                                        93,257          89,187
                                                                 --------------  --------------
      Cost of textile services                                          54,300          54,103
      Cost of goods sold                                                12,086          11,638
                                                                 --------------  --------------
                                                                        66,386          65,741
                                                                 --------------  --------------
      Gross profit                                                      26,871          23,446
                                                                 --------------  --------------
      Selling, general and administrative expenses                      21,967          20,234
      Interest expense                                                   1,543           2,028
      Other (income) expense, net                                         (166)           (353)
                                                                 --------------  --------------
                                                                        23,344          21,909
                                                                 --------------  --------------
      Income from continuing operations before taxes                     3,527           1,537
      Provision for income taxes                                         1,234             138
                                                                 --------------  --------------
      Income from continuing operations                                  2,293           1,399
                                                                 --------------  --------------

Discontinued Operations:
      Income from operations of discontinued segment,
         net of taxes of $269                                                -             457
      Loss on disposal of discontinued segment,
         net of taxes of $2,394                                         (4,447)              -
                                                                 --------------  --------------
      (Loss) income from discontinued operations                        (4,447)            457
                                                                 --------------  --------------
      Net (loss) income                                                $(2,154)        $ 1,856
                                                                 ==============  ==============

Basic earnings (loss) per share:*
      Income from continuing operations                                $  0.27         $  0.16
      Discontinued operations                                            (0.52)           0.06
                                                                 --------------  --------------
      Net (loss) income                                                $ (0.25)        $  0.22
                                                                 ==============  ==============
Diluted earnings (loss) per share:*
      Income from continuing operations                                $  0.26         $  0.16
      Discontinued operations                                            (0.51)           0.05
                                                                 --------------  --------------
      Net (loss) income                                                $ (0.25)        $  0.21
                                                                 ==============  ==============


Comprehensive (loss) income, consisting of net (loss) income and foreign currency translation adjustments, totaled $(2,154) and $1,781 for the quarters ended April 27, 2002 and April 28, 2001, respectively.


Certain amounts in the prior year have been reclassified to conform to current year presentation.

Taxes on income from continuing operations have been provided for at an effective tax rate of 35.0 percent in fiscal 2003 and 9.0 percent in fiscal 2002.

* Based upon weighted average number of common shares outstanding of 8,616,488 and 8,571,892 (8,737,832 and 8,664,328 fully diluted) for fiscal periods of 2003 and 2002, respectively.



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
CONSOLIDATED BALANCE SHEETS
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)

                                                                      April 27,   January 26,
                                                                        2002         2002
                                                                    -----------   -----------
ASSETS
------
Current Assets:
      Cash and short-term investments                                 $ 37,733      $ 18,742
      Receivables, less reserves of $1,567 and $1,306                   33,924        33,536
      Inventories                                                       13,697        14,435
      Linens in service                                                 32,504        32,196
      Prepaid expenses and other current assets                          2,697         2,968
      Deferred income taxes                                             18,621        16,478
      Net current assets of discontinued segment                        26,316        61,774
                                                                    -----------   -----------
            Total Current Assets                                       165,492       180,129
                                                                    -----------   -----------
Property and Equipment                                                 176,426       174,893
Less -- reserve for depreciation                                        99,270        98,208
                                                                    -----------   -----------
                                                                        77,156        76,685
                                                                    -----------   -----------
Goodwill                                                                 4,294         4,294
Other acquired assets                                                    1,303         1,553
Cash surrender value of life insurance                                  25,775        25,349
Deferred income taxes                                                      402           654
Miscellaneous                                                              624           365
                                                                    -----------   -----------
                                                                        32,398        32,215
Net noncurrent assets of discontinued segment                            1,807         1,836
                                                                    -----------   -----------
Total Assets                                                          $276,853      $290,865
                                                                    ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
      Current maturities of long-term debt                            $ 59,602      $ 71,602
      Accounts payable                                                  20,389        20,958
      Accrued expenses                                                  41,826        40,609
                                                                    -----------   -----------
            Total Current Liabilities                                  121,817       133,169
                                                                    -----------   -----------
Long-Term Debt, less current maturities                                    758           812
Other Long-Term Obligations                                             15,412        15,380

Shareholders' Equity:
      Common Stock, $1 par value, authorized 20,000,000
         shares, issued: 9,471,538                                       9,472         9,472
      Capital surplus                                                    4,200         4,200
      Retained earnings                                                139,097       142,188
      Common Stock in treasury, at cost: 847,056 and 863,329           (13,903)      (14,356)
                                                                    -----------   -----------
                                                                       138,866       141,504
                                                                    -----------   -----------
Total Liabilities and Shareholders' Equity                            $276,853      $290,865
                                                                    ===========   ===========



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
CONSOLIDATED STATEMENTS OF CASH FLOWS
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)

                                                                       First Quarter Ended
                                                                 ------------------------------
                                                                 April 27, 2002  April 28, 2001
                                                                 --------------  --------------
Cash Flows from Operating Activities:
      Net (loss) income                                               $ (2,154)       $  1,856
      Net loss (income) from discontinued segment                        4,447            (457)
                                                                 --------------  --------------
      Income from continuing operations                                  2,293           1,399
      Non-cash items included in net (loss) income:
            Depreciation                                                 2,703           2,711
            Amortization                                                   240             526
      Change in working capital components,
         net of businesses acquired/disposed of                          1,979          (3,446)
      Restructuring reserves                                            (1,135)              -
      Other, net                                                          (391)           (453)
                                                                 --------------  --------------
            Net cash provided by continuing operations                   5,689             737
            Net cash provided by (used in) discontinued
               operations                                               28,510          (2,020)
                                                                 --------------  --------------
            Net cash provided by (used in) operating activities         34,199          (1,283)
                                                                 --------------  --------------

Cash Flows from Investing Activities:
      Expenditures for property and equipment, net                      (2,647)         (3,723)
      Disposals of businesses and property                                   -             302
                                                                 --------------  --------------
            Net cash used in continuing operations                      (2,647)         (3,421)
            Net cash used in discontinued operations                       (23)           (140)
                                                                 --------------  --------------
            Net cash used in investing activities                       (2,670)         (3,561)
                                                                 --------------  --------------

Cash Flows from Financing Activities:
      Long-term debt repayments                                        (12,054)           (628)
      Dividends paid                                                      (689)           (685)
      Other, net                                                           205             447
                                                                 --------------  --------------
            Net cash used in continuing operations                     (12,538)           (866)
            Net cash used in discontinued operations                         -               -
                                                                 --------------  --------------
            Net cash used in financing activities                      (12,538)           (866)
                                                                 --------------  --------------

Net increase (decrease) in cash and
   short-term investments                                               18,991          (5,710)
Balance at beginning of year                                            18,742          20,311
                                                                 --------------  --------------
Balance at end of period                                              $ 37,733        $ 14,601
                                                                 ==============  ==============

Supplemental cash flow information:
      Income taxes paid                                               $    420        $    866
      Interest paid                                                   $    810        $  1,322



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
BUSINESS SEGMENT INFORMATION
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands)

                                                                       First Quarter Ended
                                                                 ------------------------------
                                                                 April 27, 2002  April 28, 2001
                                                                 --------------  --------------

Combined sales and revenues:
      Textile Services                                                 $68,381         $65,285
      Retail Sales                                                      24,876          23,902
                                                                 --------------  --------------
                                                                       $93,257         $89,187
                                                                 ==============  ==============

Income from continuing operations before taxes:
      Textile Services                                                 $ 5,884         $ 4,740
      Retail Sales                                                         701             (61)
      Interest, corporate expenses and other, net                       (3,058)         (3,142)
                                                                 --------------  --------------
                                                                       $ 3,527         $ 1,537
                                                                 ==============  ==============

Depreciation and amortization:
      Textile Services                                                 $ 2,299         $ 2,357
      Retail Sales                                                         562             670
      Corporate                                                             82             210
                                                                 --------------  --------------
                                                                       $ 2,943         $ 3,237
                                                                 ==============  ==============


SUMMARY FINANCIAL POSITION DATA
Angelica Corporation and Subsidiaries
Unaudited (Dollars in thousands, except ratios, shares and per share amounts)

                                                                      First Quarter Ended
                                                                 ------------------------------
                                                                 April 27, 2002  April 28, 2001
                                                                 --------------  --------------

      Working capital                                               $   43,675      $  124,765
      Current ratio                                                   1.4 to 1        2.6 to 1
      Long-term debt, including current maturities                  $   60,360      $   88,176
      Shareholders' equity                                          $  138,866      $  165,937
      Percent total debt to debt and equity                              30.3%           34.7%
      Book value per common share                                   $    16.10      $    19.31
      Common shares outstanding                                      8,624,482       8,594,037

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Forward-Looking Statements:

Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, availability of non-domestic image apparel contractors to manufacture and deliver at an appropriate cost and in a timely manner, the ability to attract and retain key personnel, consummation of the sale and discontinuation of the Manufacturing and Marketing segment as presently contemplated, unusual or unexpected cash needs for operations or capital transactions, the ability to obtain financing in required amounts and at appropriate rates, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.
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